PRESS RELEASE

Contact:	Suzanne Booher,
Facilities/Security Manager
Phone:	717-436-3211
Fax:	717-436-7551
Email:	suzanne.booher@jvbonline.com
Web:	www.jvbonline.com
Date:

JUNIATA VALLEY FINANCIAL CORP. MAKES SPECIAL ANNOUNCEMENT:

Mifflintown, PA – Juniata Valley Financial Corp.(OTCBB: JUVF) today announced that it has entered into an agreement to acquire 1,214 shares of the outstanding common stock of First National Bank of Liverpool. This will not be a controlling interest in the Liverpool organization, but does equate to 39.2% ownership. The transaction is expected to be completed by June 30, 2006, and is subject to regulatory approvals and other customary conditions.

Commenting on the announcement, Fran Evanitsky, President and Chief Executive Officer, said, “The acquisition of an interest in First National Bank of Liverpool is an excellent opportunity for Juniata Valley Financial Corp. to invest in a profitable community bank that is adjacent to our market. We have been interested in becoming associated with this bank for quite some time.”

The acquisition of the First National Bank of Liverpool shares comes on the heels of an announcement that The Juniata Valley Bank, a subsidiary of Juniata Valley Financial Corp., has entered into an agreement to purchase the Richfield Office of the Mifflinburg Bank and Trust Company, a subsidiary of Mifflinburg Bancorp (OTCBB: MIFF).

Mr. Evanitsky added this comment, “The pending acquisition of the Mifflinburg Bank and Trust Company Richfield Office works hand-in-hand with the purchase of shares of the First National Bank of Liverpool. The Juniata Valley Financial Corp. is interested in and committed to strong financial leadership in our community. Both of these opportunities allow Juniata Valley Financial Corp. to offer that leadership both in our current marketplace and in our neighboring market.”

Juniata Valley Financial Corp. is a $413 million bank holding company headquartered in Mifflintown, Pennsylvania. Its principal subsidiary, The Juniata Valley Bank, operates eleven community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.

This news release may contain forward-looking statements regarding Juniata Valley Financial Corp., as defined in Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These risks include our ability to successfully complete the acquisition of the First National Bank of Liverpool shares. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Juniata Valley Financial Corp.’s filings with the Securities and Exchange Commission.